Portfolio Recovery Associates Reports Fourth Quarter and Full-Year 2003 Results

Net Income Rises to $5.4 Million, or $0.35 Per Share, in Quarter

Company Earns $20.7 Million on Total Revenue of $84.9 Million for the Full Year

NORFOLK, VA -- 02/09/2004 -- Portfolio Recovery Associates, Inc. (NASDAQ: PRAA), a company that purchases, collects and manages portfolios of defaulted consumer receivables, today reported net income of $5.4 million, or $0.35 per fully-diluted share, for the quarter ended December 31, 2003.

The company's fourth-quarter 2003 earnings, which include a $284,000 non-cash charge related to the extinguishment of a line of credit, compare with pro forma net income of $3.3 million, or $0.24 per fully-diluted share, in the same period a year ago. The pro forma adjustment reflects the impact of corporate income tax on the pre-IPO period due to the company's conversion from a limited liability company to a corporation in connection with its November 2002 initial public offering.

Total revenue rose to $23.0 million in the fourth quarter of 2003 from $15.7 million in the same period a year ago.

"The fourth quarter was a continuation of the strong growth and performance that Portfolio Recovery Associates has demonstrated during 2003 as we have driven significant expansion with improved productivity. We took advantage of market conditions to purchase a record amount of debt at favorable prices during the year, further developing our foundation for increased cash collections in 2004 and beyond. The company's philosophy of controlled growth and careful attention to expenses served us well during our fourth quarter and first full year as a publicly traded company, and we look forward to continued success," said Steven D. Fredrickson, Chairman, President and Chief Executive Officer.

For full-year 2003, the company's earnings rose to $20.7 million, or $1.32 per fully-diluted share, from a pro forma $11.4 million, or $0.94 per share, for the year ended December 31, 2002. Total revenue for 2003 climbed to $84.9 million from $55.8 million the year before.

Financial and Operating Highlights

--  Net income grew 63% in the fourth quarter to $5.4 million, compared with pro forma net income from the year-ago period.  This was driven by the company's ability to increase the efficiency of its debt-collection operations over time, as well as the quality of its acquired portfolios.

--  Total revenue advanced 47% in the quarter to $23.0 million, from $15.7 million a year ago.  The period's total revenue consists of cash collections, reduced by an amortization rate of 28.2% applied to the company's owned debt portfolios, plus commissions from its contingent-fee collection business.

--  The company purchased $376.6 million of face-value debt during the final quarter of 2003 for $11.5 million, representing a blended rate of
    3.06%.  This debt was purchased in 21 pools from 12 different sellers.
    Cumulatively, the company spent $61.8 million on debt purchases at a blended rate of 2.77% in 2003, a 46% increase from spending of $42.4 million at a blended rate of 2.16% in 2002.

--  Cash collections rose to $30.9 million in the fourth quarter of 2003 from $21.4 million in the year-ago period.

--  Productivity as measured by cash collections per hour paid, the company's key measure of collector performance, improved to $108.27 for
    2003 from $96.37 in 2002.  This came as headcount increased by 37% to 798 as of year-end.

--  The company closed on a new, $25 million credit facility during the fourth quarter with RBC Centura Bank, replacing an existing credit line of the same amount.  The new line brings improved financial terms and annual cash savings of about $240,000 assuming no usage of the line.  A non-cash charge of $284,000 was taken in the quarter for extinguishment of the existing line.

--  On January 12, the company opened a new 25,000 square-foot facility in
    Norfolk that has become the home of Anchor Receivables Management, as well as housing other administrative and support functions.  Announced in the fourth quarter, this provides ample room for Anchor's growth as well as freeing space for additional collectors in the owned-portfolio unit.
"Operationally and financially, Portfolio Recovery Associates has never been stronger, with more-than-ample resources to continue expanding our business in a controlled and disciplined manner. The company generated annual revenue of nearly $85 million in 2003 and earnings of more than $20 million, while increasing our cash position 40% from a year ago and improving our borrowing terms with a new credit facility. We expanded our physical facilities and increased headcount by more than one-third during the year. At the same time, we drove productivity to record levels in terms of cash collections per hour paid," said Kevin P. Stevenson, Chief Financial Officer.

Conference Call Information

The company will hold a webcast conference call with investors today, February 9, 2004, at 5:30 p.m. EST to discuss its fourth quarter and full-year results. Investors can access the call live by dialing 800-901-5213 for domestic callers or 617-786-2962 for international callers using the pass code 87386515.

Included on the call this quarter will be a slide presentation available at the company's website, www.portfoliorecovery.com. Investors may both listen to the call and access the slide presentation, live and archived, at the company's website. Prior to the start of the call, they may view and print the slide presentation.

Investors may listen to the call via a taped replay, which will be available for seven days, by dialing 888-286-8010 for domestic callers, 617-801-6888 for international callers using the pass code 82475400. The replay will be available approximately two hours after today's conference call ends.

About Portfolio Recovery Associates, Inc.

Portfolio Recovery Associates is a full-service provider of outsourced receivables management. Portfolio Recovery Associates purchases, collects and manages portfolios of defaulted consumer receivables. Defaulted consumer receivables are the unpaid obligations of individuals to credit originators, including banks, credit unions, consumer and auto finance companies, retail merchants and other service providers. The defaulted consumer receivables Portfolio Recovery Associates collects are generally either purchased from the credit originator or are collected on behalf of clients on a commission basis.

Statements herein which are not historical, including Portfolio Recovery Associates' or management's intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include references to Portfolio Recovery Associates' presentations and web cast. The forward-looking statements in this press release are based upon management's beliefs, assumptions and expectations of the Company's future operations and economic performance, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors including the risk factors and other risks that are described from time to time in the Company's filings with the Securities and Exchange Commission, including but not limited to its Registration Statements on Form S-1, its annual report on Form 10-K for the year ended December 31, 2002, and any subsequent quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission and available through the Company's website, which contain a more detailed discussion of the Company's business, including risks and uncertainties that may affect future results. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.

                   Portfolio Recovery Associates, Inc.
            Unaudited Consolidated Statements of Operations
                (in thousands, except per share amounts)

                               Three      Three
                               Months     Months      Year       Year
                               Ended      Ended       Ended      Ended
                              December   December   December   December
                                 31,        31,        31,        31,
                                2003       2002       2003       2002

Revenues:
  Income recognized
   on finance receivables     $ 22,172   $ 15,081   $ 81,796   $ 53,803
  Commissions                      864        607      3,131      1,944
  Net gain on cash sales
   of defaulted consumer
   receivables                       -          -          -        100
                              --------   --------   --------   --------

    Total revenue               23,036     15,688     84,927     55,847

Operating expenses:
  Compensation and employee
   services                      7,545      5,981     28,987     21,701
  Outside legal and other
   fees and services             4,168      2,654     14,147      8,092
  Communications                   769        445      2,772      1,915
  Rent and occupancy               317        228      1,189        799
  Other operating expenses         610        437      1,932      1,436
  Depreciation                     391        264      1,445        940
                              --------   --------   --------   --------

    Total operating expenses    13,800     10,009     50,472     34,883
                              --------   --------   --------   --------

      Income from operations     9,236      5,679     34,455     20,964

Other income and (expense):
  Interest income                   31         20         60         22
  Interest expense                (359)      (264)      (602)    (2,446)
                              --------   --------   --------   --------

      Income before income
       taxes                     8,908      5,435     33,913     18,540

      Provision for income
       taxes                     3,467      1,473     13,199      1,473
                              --------   --------   --------   --------

      Net income              $  5,441   $  3,962   $ 20,714   $ 17,067
                              ========              ========

      Pro forma income
       taxes                                  628                 5,694
                                         --------              --------

      Pro forma net income               $  3,334              $ 11,373
                                         ========              ========

Net income/Pro forma net
 income per common share
  Basic                       $   0.36   $   0.28   $   1.42   $   1.08
  Diluted                     $   0.35   $   0.24   $   1.32   $   0.94
Weighted average number
 of shares outstanding
  Basic                         15,249     12,101     14,546     10,529
  Diluted                       15,631     13,796     15,681     12,066

                     Portfolio Recovery Associates, Inc.
      Unaudited Consolidated Summary Statements of Financial Position
                  (in thousands, except share amounts)

                                               December 31,    December 31,
ASSETS                                            2003            2002

Cash and cash equivalents                       $ 24,912        $ 17,939
Finance receivables, net                          92,569          65,526
Property and equipment, net                        5,166           3,794
Deferred tax asset                                 2,009               -
Income tax receivable                                352               -
Other assets                                       1,386           1,029
                                                --------        --------

       Total assets                             $126,394        $ 88,288
                                                ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Accounts payable and accrued liabilities         5,038           6,215
  Long-term debt & capital lease obligations       2,208           1,465
                                                --------        --------

       Total liabilities                           7,246           7,680

Stockholders' equity:
  Preferred stock, par value $0.01,
   authorized shares, 2,000,000,
   issued and outstanding shares - 0                   -               -
  Common stock, par value $0.01,
   authorized shares, 30,000,000,
   issued and outstanding shares
   - 15,294,676 at December 31, 2003,
   and 13,520,000 at December 31, 2002               153             135
  Additional paid in capital                      96,118          78,309
  Retained earnings                               22,877           2,164
                                                --------        --------

       Total stockholders' equity                119,148          80,608
                                                --------        --------

          Total liabilities and
           stockholders' equity                 $126,394        $ 88,288
                                                ========        ========

Contact:
Investor Relations
Portfolio Recovery Associates
757-519-9300 ext. 13010